UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                                FORM 4

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                Filed pursuant to Section 16(a) of the
         Securities Exchange Act of 1934, Section 17(a) of the
      Public Utility Holding Company Act of 1935 or Section 30(h)
                 of the Investment Company Act of 1940

                                             OMB APPROVAL
  [   ]    Check this box if no longer       OMB Number:
           subject to Section 16.            3235-0287
           Form 4 or Form 5 obligations      Expires: January 31, 2005
           may continue.                     Estimated average burden
           See Instruction 1(b).             hours per response. 0.5

-------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

     Scott            Stuart           L.
     ------------------------------------------------------------
     (Last)           (First)          (Middle)

     c/o Jones Lang LaSalle Incorporated
     200 East Randolph Drive
     ------------------------------------------------------------
     (Street)

     Chicago          Illinois         60601
     ------------------------------------------------------------
     (City)           (State)          (Zip)

-------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

     Jones Lang LaSalle Incorporated, JLL
-------------------------------------------------------------------------
3.   I.R.S. Identification Number of Reporting Person, if an entity
     (voluntary)


-------------------------------------------------------------------------
4.   Statement for Month/Day/Year

     3/13/03
-------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Day/Year)

-------------------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     (   ) Director
     (   ) 10% Owner
     ( X ) Officer (give title below)  CHAIRMAN
     (   ) Other (specify below)
-------------------------------------------------------------------------
7.  Individual or Joint/Group Filing (check applicable line)

     ( X ) Form filed by One Reporting Person
     (   ) Form filed by More than One Reporting Person
-------------------------------------------------------------------------

-------------------------------------------------------------------------
                              TABLE I --
                       NON-DERIVATIVE SECURITIES
             ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

-------------------------------------------------------------------------
1.   Title of Security
     (Instr. 3)


-------------------------------------------------------------------------
2.   Transaction Date (Month/Day/Year)


-------------------------------------------------------------------------
2A.  Deemed Execution Date, if any (Month/Day/Year)


-------------------------------------------------------------------------
3.   Transaction Code (Code/V)
     (Instr. 8)


-------------------------------------------------------------------------
4. Securities Acquired (A) or Disposed of (D) (Amount/(A) or (D)/Price) (Instr. 3, 4 and 5)


-------------------------------------------------------------------------
5.   Amount of Securities Beneficially Owned Following Reported
     Transactions (s)
     (Instr. 3 and 4)


-------------------------------------------------------------------------
6.   Ownership Form:  Direct (D) or Indirect (I)
     (Instr. 4)


-------------------------------------------------------------------------
7.   Nature of Indirect Beneficial Ownership
     (Instr. 4)


-------------------------------------------------------------------------

-------------------------------------------------------------------------
                              TABLE II --
  DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
    (e.g., puts, calls, warrants, options, convertible securities)

-------------------------------------------------------------------------
1.   Title of Derivative Security (Instr. 3)

     Grant of Restricted Stock Units
-------------------------------------------------------------------------
2.   Conversion or Exercise Price of Derivative Security

     N/A
-------------------------------------------------------------------------
3.   Transaction Date (Month/Day/Year)

     3/13/03
-------------------------------------------------------------------------
3A.  Deemed Execution Date, if any (Month/Day/Year)


-------------------------------------------------------------------------
4.   Transaction Code (Code/V) (Instr. 8)

     A
-------------------------------------------------------------------------
5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

     2,242; A
-------------------------------------------------------------------------
6.   Date Exercisable and Expiration Date (Month/Day/Year)

     Vests with respect to one-half of the shares on each of
     July 1, 2004 and 2005.
-------------------------------------------------------------------------
7.   Title and Amount of Underlying Securities (Instr. 3 and 4)

     Common Stock, 2,242 Shares
-------------------------------------------------------------------------
8.   Price of Derivative Security (Instr. 5)

     N.A.
-------------------------------------------------------------------------
9.   Number of Derivative Securities Beneficially Owned Following
     Reported Transaction(s)
     (Instr. 4).

     153,901
-------------------------------------------------------------------------
10.  Ownership Form of Derivative Securities Beneficially Owned at
     End of Month (Instr. 4)

     D
-------------------------------------------------------------------------
11.  Nature of Indirect Beneficial Ownership (Instr. 4)


-------------------------------------------------------------------------

Explanation of Responses:







/s/ Gordon G. Repp as attorney-in-fact       March 14, 2003
--------------------------------------       --------------
**Signature of Reporting Person                   Date



Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

     * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations

           See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).